Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

1847 CABINET INC.

8% PROMISSORY NOTE

June 27, 2025

FOR VALUE RECEIVED, 1847 Cabinet Inc., a Delaware corporation (the “Company”), promises to pay to Stephen Mallatt, Jr. (“Mallatt”) and Rita Mallatt, each in his and her capacity as a Seller (together with Mallatt, the “Holder”) the principal sum of One Million, Five Hundred Sixty-Seven Thousand Six Hundred Twenty and 64/100 Dollars ($1,567,620.64) (the “Principal”) in lawful money of the United States of America, with interest payable at the rate of eight percent (8%) per annum. The unpaid Principal and all accrued but unpaid interest on Principal shall be paid in full to the Holder on November 15, 2027 (the “Maturity Date”).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Principal Repayment. The outstanding principal amount of this Note shall be payable monthly, beginning July 15, 2025, in accordance with the amortization schedule set forth on Exhibit A to this Note (the “Amortization Schedule”) with all of the unpaid principal and accrued, but unpaid interest thereon, being fully paid on the Maturity Date.

2. Interest. Interest (the “Interest”) shall accrue on the Principal from the date of issuance of this Note until such Principal is repaid in full at the simple rate of eight percent (8%) per annum. Interest shall be paid in accordance with the Amortization Schedule Any portion of accrued, but unpaid, Interest is payable at Maturity. All computations of the Interest rate hereunder shall be made on the basis of a 360- day year of twelve 30-day months. In the event that any Interest rate provided for herein shall be determined to be unlawful, such Interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any Interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the Principal of this Note without prepayment premium or penalty.

3. Redemption. The Company will have the right to redeem all but no less than all of the Note at any time prior to the Maturity Date pursuant to the terms of this Note. Notwithstanding anything to contrary in this Note, if the Company elects to redeem, the redemption price will be payable in cash and is equal to the then outstanding Principal plus accrued but unpaid Interest thereon (calculated over 36 months).

4. Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a) Non-Payment. The Company shall default in the payment of the Principal of, or accrued Interest this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b) Default in Covenants. The Company shall default in any material manner in the observance or performance of any covenants or agreements set forth in this Note; or

(c) Illegality of Note. Any court of competent jurisdiction issues an order declaring the Note or any provision thereunder to be illegal; or

(d) Bankruptcy. The Company shall: (i) admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect ‘of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

(e) Change of Control. There is a change of control of the Company by reason of the sale of 51% or more of the stock of the Company or a sale of substantially all the assets of the Company;

then, and so long as such Event of Default is continuing for a period of two (2) business days in the case of non-payment under Section 4(a) or for a period of thirty (30) calendar days in the case of events under Sections 4(b) through 4(d) (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to the Company from the Holder, all obligations of the Company under this Note shall be immediately due and payable without presentment, demand, protest or any other action nor obligation of the Holder of any kind, all of which are hereby expressly waived, and Holder may exercise any other remedies the Holder may have at law or in equity. If an Event of Default specified in Section 4(e) above occurs, the unpaid Principal, and accrued but unpaid Interest thereon, shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

5. Affirmative Covenants; Assurances.

(a) The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(i) Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business;

(ii) Compliance with Law. Comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each of the Company or any of its properties is subject;

(iii) Taxes. Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor;

(iv) Further Assurances. The Company shall execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Note and to consummate the transactions contemplated herein;

(v) Sale of CMD. The Company agrees to pay all amounts owing to Holder under this Agreement from the proceeds of any sale of CMD, and such payment will not be a default under the terms of the Senior Indebtedness; and

(vi) Cancellation of Certain Documents. The Company and the Holder agree and acknowledge that, upon the issuance of this Note, each of (A) the Consulting Agreement, dated March 16, 2023 (the “Consulting Agreement”), by and between Mallatt and 1847 Holdings LLC, the Company’s parent company (“Parent”) and (B) the Conversion Agreement, dated July 26, 2022 and amendment on March 30, 2023, among Parent, the Company and the Holder(the “Conversion Agreement” and together with the Consulting Agreement, the “Agreements”), are hereby canceled and of no further force and effect, and each of the Company, the Holder and Parent shall execute termination agreements to reflect such termination of the Agreements.

(b) Subordination Assurances. The Company represents and warrants to Holder that entering into this Agreement will not constitute a default under the terms of the Senior Indebtedness of the Company defined below and that any payments to Holder under this Agreement will not cause a default under the Senior Indebtedness.

6. Subordination.

(a) All claims of the Holder to the Principal, Interest, and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) is hereby expressly subordinated in right of payment, as herein set forth, to the prior payment in full of all Senior Indebtedness (as defined below). No payment under Junior Indebtedness shall be made by the Company, nor shall the Holder exercise any remedies under the Junior Indebtedness (including taking any legal action (whether judicial or otherwise) to collect the Junior Indebtedness), if, at the time of such payment, exercise or immediately after giving effect thereto, (i) there shall exist any “Default” or “Event of Default” under any agreements governing any of the Senior Indebtedness or (ii) the maturity of any of the Senior Indebtedness has been accelerated and such acceleration has not been waived or such Senior Indebtedness has not been paid in full; provided, however, that (x) in the event that the holder of any Senior Indebtedness accelerates such Senior Indebtedness, then the Holder may accelerate the indebtedness evidenced by this Note, and (y) if the Company is permitted under the terms of the Senior Indebtedness to pay an amount due and owing under this Note and fails to make such payment, then so long as the terms of the Senior Indebtedness do not prohibit such action, the Holder may exercise its rights to be paid such amount, but only such amount (and Holder shall not be permitted to accelerate hereunder).

(b) Upon any payment or distribution of assets of the Company of any kind.or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money, before any payment is made under Junior Indebtedness; and upon any such dissolution or winding up or liquidation or reorganization, any distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder as holder of the Junior Indebtedness would be entitled except for the provisions hereof, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder if received by Holder, directly to the holder of the Senior Indebtedness, or its representatives, to the extent necessary to pay all such Senior Indebtedness in full, in money, after giving effect to any concurrent prepayment or distribution to or for the benefit of the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder with respect to the Junior Indebtedness.

(c) If the holders of the Senior Indebtedness in good faith believe Holder may fail to timely file a proof of claim in any such proceeding, the holder(s) of the Senior Indebtedness may do so for Holder.

(d) In the event that any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing shall be received by the Holder before all the Senior Indebtedness is paid in full, or provisions made for such payment, in accordance with its terms, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness or their representative or representatives, as their respective interests may appear, for application to the payment of all the Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full, in money, in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(e) The provisions hereof are solely for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand and the Holder as holder of the Junior Indebtedness on the other hand, and nothing herein shall impair, as between the Company and the Holder, the obligations of the Company under the Junior Indebtedness, which are unconditional and absolute. With this in mind, notwithstanding the other provisions of this Section 6, if and so long as all documents governing the Senior Indebtedness permit one of the actions restricted by this Section 6, the restriction shall be waived and the restricted action permitted hereunder.

(f) No right of any present or future holder of any Senior Indebtedness to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any act or failure to act, in good faith, by any such holder of the Senior Indebtedness, or any noncompliance by the Company with the terms, provisions and covenants hereof, regardless of any knowledge thereof any holder of the Senior Indebtedness may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the Holder to the holders of the Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or create, renew or alter, the Senior Indebtedness, or otherwise amend or supplement in any manner the Senior Indebtedness or any instrument evidencing the same or any agreement under which the Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Indebtedness; (iii) release any person liable or contingently liable in any manner for the payment or collection of the Senior Indebtedness; and/or (iv) exercise or refrain from exercising any rights against the Company or any other person.

(g) Each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, shall be entitled to rely on the subordination provisions set forth in this Note.

(h) Notwithstanding the provisions of this Section 6, the Holder shall not be charged with knowledge of the existence of facts which would prohibit the making of any payments on the Junior Indebtedness unless and until the holder(s) of the Senior Indebtedness or their representatives send written notice to Holder of same.

(i) Subject to the payment in full of all the Senior Indebtedness, Holder as holder of the Junior Indebtedness shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until the Senior Indebtedness shall be paid in full.

(j) The Holder shall confirm (in writing) the above subordination provisions if requested by any holder of the Senior Indebtedness, and shall execute and deliver such additional subordination agreements, consistent with the foregoing as any holder of Senior Indebtedness may require.

(k) For purposes hereof, “Senior Indebtedness” means, with respect to the Company, all indebtedness of the Company, whether outstanding on the date of the execution of this Note or thereafter created, to banks, insurance companies, other financial institutions, private equity funds, hedge funds or other similar funds, unless in the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not senior in right of payment to this Note. Senior Indebtedness shall also include indebtedness for taxes owed to federal or state agencies and other indebtedness of the Company, as the case may be, that by operation of law has a right that is senior to the Junior Indebtedness.

7. Mutilated, Destroyed, Lost or Stolen Note. If this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like Principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note and (ii) such security or indemnity (which shall not include the posting of any bond) as may be reasonably required by the Company to hold the Company harmless.

8. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

9. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The receipt by the Holder of immediately available funds shall constitute a payment of the Principal and Interest hereunder and shall satisfy and discharge the liability for Principal and Interest on this Note to the extent of the sum represented by such payment. Payment shall be credited first to the accrued Interest then due and payable and the remainder applied to Principal.

10. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. To complete an assignment or transfer this Note, the Holder shall deliver a completed and executed Form of Assignment attached hereto as Exhibit B and surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate, upon receipt of which a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Note that the Holder has in respect of this Note. Interest and Principal are payable only to the registered Holder of this Note set forth on the books and records of the Company.

11. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

12. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

13. Governing Law. This Note shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Idaho.

14. Headings. The descriptive headings contained in this Note are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Note.

15. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Note to be issued as of the date first above written.

1847 CABINET INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

Acknowledged, agreed and accepted:

HOLDER:

By:	/s/ Stephen Mallatt, Jr.
Name:	Stephen Mallatt, Jr.

By:	/s/ Rita Mallatt
Name:	Rita Mallatt

PARENT:
1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	CEO

EXHIBIT A

Payment Schedule

(see attached)

Loan amortization schedule - Steve & Rita Mallatt

Enter values

Loan amount	$1,567,620.64
Annual interest rate	8.00%
Loan period in years	2.40
Number of payments per year	12
Start date of loan	7/15/2025
Optional extra payments	$0.00

Loan summary

Scheduled payment	$60,000.00
Scheduled number of payments	29
Actual number of payments	29
Total early payments	$0.00
Total interest	$160,552.74

Lender name	1847 Holdings LLC

Payment #	Payment date	Beginning balance	Scheduled payment	Extra payment	Total payment	Principal	Interest	Ending balance	Cumulative interest
1	7/15/2025	$1,567,620.64	$60,000.00	$0.00	$60,000.00	$49,549.20	$10,450.80	$1,518,071.44	$10,450.80
2	8/15/2025	$1,518,071.44	$60,000.00	$0.00	$60,000.00	$49,879.52	$10,120.48	$1,468,191.92	$20,571.28
3	9/15/2025	$1,468,191.92	$60,000.00	$0.00	$60,000.00	$50,212.05	$9,787.95	$1,417,979.87	$30,359.23
4	10/15/2025	$1,417,979.87	$60,000.00	$0.00	$60,000.00	$50,546.80	$9,453.20	$1,367,433.07	$39,812.43
5	11/15/2025	$1,367,433.07	$60,000.00	$0.00	$60,000.00	$50,883.78	$9,116.22	$1,316,549.29	$48,928.65
6	12/15/2025	$1,316,549.29	$60,000.00	$0.00	$60,000.00	$51,223.00	$8,777.00	$1,265,326.28	$57,705.64
7	1/15/2026	$1,265,326.28	$60,000.00	$0.00	$60,000.00	$51,564.49	$8,435.51	$1,213,761.79	$66,141.15
8	2/15/2026	$1,213,761.79	$60,000.00	$0.00	$60,000.00	$51,908.25	$8,091.75	$1,161,853.54	$74,232.90
9	3/15/2026	$1,161,853.54	$60,000.00	$0.00	$60,000.00	$52,254.31	$7,745.69	$1,109,599.23	$81,978.59
10	4/15/2026	$1,109,599.23	$60,000.00	$0.00	$60,000.00	$52,602.67	$7,397.33	$1,056,996.55	$89,375.91
11	5/15/2026	$1,056,996.55	$60,000.00	$0.00	$60,000.00	$52,953.36	$7,046.64	$1,004,043.20	$96,422.56
12	6/15/2026	$1,004,043.20	$60,000.00	$0.00	$60,000.00	$53,306.38	$6,693.62	$950,736.82	$103,116.18
13	7/15/2026	$950,736.82	$60,000.00	$0.00	$60,000.00	$53,661.75	$6,338.25	$897,075.06	$109,454.42
14	8/15/2026	$897,075.06	$60,000.00	$0.00	$60,000.00	$54,019.50	$5,980.50	$843,055.56	$115,434.92
15	9/15/2026	$843,055.56	$60,000.00	$0.00	$60,000.00	$54,379.63	$5,620.37	$788,675.94	$121,055.30
16	10/15/2026	$788,675.94	$60,000.00	$0.00	$60,000.00	$54,742.16	$5,257.84	$733,933.77	$126,313.13
17	11/15/2026	$733,933.77	$60,000.00	$0.00	$60,000.00	$55,107.11	$4,892.89	$678,826.67	$131,206.03
18	12/15/2026	$678,826.67	$60,000.00	$0.00	$60,000.00	$55,474.49	$4,525.51	$623,352.18	$135,731.54
19	1/15/2027	$623,352.18	$60,000.00	$0.00	$60,000.00	$55,844.32	$4,155.68	$567,507.86	$139,887.22
20	2/15/2027	$567,507.86	$60,000.00	$0.00	$60,000.00	$56,216.61	$3,783.39	$511,291.24	$143,670.60
21	3/15/2027	$511,291.24	$60,000.00	$0.00	$60,000.00	$56,591.39	$3,408.61	$454,699.85	$147,079.21
22	4/15/2027	$454,699.85	$60,000.00	$0.00	$60,000.00	$56,968.67	$3,031.33	$397,731.19	$150,110.55
23	5/15/2027	$397,731.19	$60,000.00	$0.00	$60,000.00	$57,348.46	$2,651.54	$340,382.73	$152,762.09
24	6/15/2027	$340,382.73	$60,000.00	$0.00	$60,000.00	$57,730.78	$2,269.22	$282,651.94	$155,031.30
25	7/15/2027	$282,651.94	$60,000.00	$0.00	$60,000.00	$58,115.65	$1,884.35	$224,536.29	$156,915.65
26	8/15/2027	$224,536.29	$60,000.00	$0.00	$60,000.00	$58,503.09	$1,496.91	$166,033.20	$158,412.56
27	9/15/2027	$166,033.20	$60,000.00	$0.00	$60,000.00	$58,893.11	$1,106.89	$107,140.09	$159,519.45
28	10/15/2027	$107,140.09	$60,000.00	$0.00	$60,000.00	$59,285.73	$714.27	$47,854.35	$160,233.71
29	11/15/2027	$47,854.35	$60,000.00	$0.00	$47,854.35	$47,535.33	$319.03	$0.00	$160,552.74

EXHIBIT B

Form of Assignment

TO:	1847 Cabinet Inc.,

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________(name), __________________ (address), US$ ___________of 8% Promissory Note (“Note”) of 1847 Cabinet Inc. (the “Company”), including any and all accrued and unpaid interest owing thereon, registered in the name of the undersigned on the records of the Company represented by the within certificate, and irrevocably appoints ________the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

DATED this _______day of, __________________________, 20

_______________________________

(Signature of Registered Note Holder)

________________________________

(Print name of Registered Note Holder)

Instructions:

1.	Signature of Holder must be the signature of the person appearing on the face of the Note.

2.	If the transfer of Note is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.